Exhibit 99.1

SFX ENTERTAINMENT NAMES NEW PRESIDENT & COO; SIGNS SALES AGREEMENT WITH VIGGLE

Greg Consiglio to hold posts at both SFX and Viggle, as companies bolster brand partnership, media and sponsorship capabilities

NEW YORK — January 23, 2015 — SFX Entertainment, Inc. (NASDAQ: SFXE), the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals, today named Greg Consiglio as President and Chief Operating Officer of the company.

Consiglio, who holds the same titles at Viggle Inc. (NASDAQ:VGGL) the leading entertainment marketing and rewards platform, will retain those positions as well.

In addition, Robert F.X. Sillerman, Chairman and CEO of both SFX and Viggle, announced that SFX entered into an agreement with Viggle that will significantly bolster its brand partnership, media and sponsorship capabilities.  Under the agreement, SFX will take over the 25-person Revenue team of Viggle, who will now have significantly more opportunities to sell.

In addition to Consiglio, there were several other changes announced:

•                  Kevin Arrix joins SFX as EVP, and Chief Revenue Officer.  He holds the same position at Viggle and will continue to do so.

•                  Tim Crowhurst will move from SFX’s President to SFX’s President and Head of Strategic Development.

•                  Ritty van Straalen will move from SFX’s COO to SFX’s President and CEO of Live Entertainment.

•                  Joe Rascoff will step down from his position as SFX’s Chairman of Live Entertainment.  He will continue to serve as Vice Chairman of SFX’s Board of Directors.

•                  Chris Stephenson will leave his position as SFX’s Chief Marketing Officer to form an entertainment marketing agency that will be affiliated with SFX.

According to the three-year agreement between SFX and Viggle, the combined sales organization will sell all inventory for both companies.  The immediate access to the highly successful Viggle sales organization will give SFX a turnkey sales solution, while combining efforts and inventory with SFX will give Viggle access to a broader client list offering the potential to qualify for many previously unavailable sales opportunities.

“As SFX continues to fulfill its mission of adding multiple new ways for fans of EMC to stay connected with their favorite artists, events and music by adding exciting new digital and experiential opportunities, these organizational changes add fuel to the excitement now upon us,” said Sillerman.  “This will permit individuals to be hyper-focused on making sure all our constituencies are well served.  The Viggle Revenue team brings an immediate new dimension, while combining the SFX inventory provides Viggle with more scale attractive to a broader base of advertisers.”

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals.  SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity.  SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance, Awakenings, and React Presents, as well as the innovative ticketing service Flavorus.

SFX operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets.

About Viggle Inc.

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. Viggle Platform had total reach of 26.2 million in September 2014, including over 7 million Viggle registered users. Since its launch, Viggle members have redeemed over $20 million in rewards for watching their favorite TV programs and listening to music. Members can use Viggle’s store, accessible through the Viggle app or on Viggle.com, to redeem their Viggle Points for TV show, movie, and music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. We refer you to the documents we file from time to time with the U.S. Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of our most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.  In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events, except as required by law.

Contact:

For SFX Entertainment, Inc.
Richard Rosenstein, 646-561-6400
Chief Financial and Administrative Officer

JCIR
Joseph Jaffoni, 212-835-8500
sfxe@jcir.com

DKC Public Relations
Ed Tagliaferri, 212-981-5182
edmund_tagliaferri@dkcnews.com

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